Exhibit 12D
                                                                     Page 1 of 2

               PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
        STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                    (In Thousands)
--------------------------------------------------------------------------------
                                       UNAUDITED


                                                        Nine Months Ended
                                                  -----------------------------
                                                  September 30,   September 30,
                                                      1998            1997
                                                  ------------    -------------


OPERATING REVENUES                                 $773,364        $795,184
                                                    -------         -------

OPERATING EXPENSES                                  653,179         609,258
  Interest portion of rentals (A)                     3,729           3,120
                                                    -------         -------
      Net expense                                   649,450         606,138
                                                    -------         -------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                               1,621           1,627
  Other income/(expense), net                        (4,312)          1,198
                                                    -------         --------
      Total other income and deductions              (2,691)          2,825
                                                    -------         -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $121,223        $191,871
                                                    =======         =======

FIXED CHARGES:
  Interest on funded indebtedness                  $ 35,922        $ 36,672
  Other interest (B)                                 13,542          13,095
  Interest portion of rentals (A)                     3,729           3,120
                                                    -------         -------
      Total fixed charges                          $ 53,193        $ 52,887
                                                    =======         =======

RATIO OF EARNINGS TO FIXED CHARGES                     2.28            3.63
                                                       ====            ====

Preferred stock dividend requirement               $    521        $    491
Ratio of income before provision for
  income taxes to net income (C)                      167.8%          171.4%
                                                    -------         -------
Preferred stock dividend requirement
  on a pretax basis                                     874             842
Fixed charges, as above                              53,193          52,887
                                                    -------         -------
      Total fixed charges and
        preferred stock dividends                  $ 54,067        $ 53,729
                                                    =======         =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                        2.24            3.57
                                                       ====            ====

                                                                     Exhibit 12D
                                                                     Page 2 of 2


               PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
        STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
--------------------------------------------------------------------------------
                                    UNAUDITED




-------------------

NOTES:

(A) Penelec has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $6,891 for the nine month periods ended September 30, 1998 and 1997, respectively.

(C) Represents income before provision for income taxes of $68,030 and $138,984 for the nine month periods ended September 30, 1998 and 1997, respectively, divided by income before extraordinary item of $40,536 and net income of $81,104, respectively for the same periods.